Exhibit 10.2

Amendment to Employment Agreement

Dated April 29, 2011 between Realogy Corporation (the “Company”)

and Alexander E. Perriello (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of April 10, 2007, executed in connection with the Transaction whereby the Company became a subsidiary of Domus Holding Corp.;

WHEREAS, the Company and Executive desire to extend that Employment Agreement with certain changes in compensation and certain confirmations concerning the expectations of the parties;

WHEREAS, The Company acknowledges that as a condition of employment, the Executive made a substantial equity investment in the Company concurrently with the closing of the Transaction and that subsequent external developments unrelated to Executive’s performance substantially impaired the value of that investment;

WHEREAS, in response to that investment impairment and loss of associated incentives, the Company established the 2011 Phantom Value Plan and made a grant of Incentive Awards thereunder to Executive;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follow:

1.	Section 1 of the Employment Agreement is hereby amended to change the end of the Initial Term of the Agreement from “the fifth anniversary of the Effective Date” to “April 10, 2015”.

2.	Section 2(c)(i) of the Employment Agreement, concerning Compensation Base Salary, is hereby amended to delete the phrase “an initial base salary in an amount equal to $520,000” and to replace that phrase with “a base salary of $550,000 effective April 1, 2011.” In addition, the following language will be added to the end of Section 2(c)(i): “Notwithstanding the foregoing, the Company will have no obligation to conduct a review of Annual Base Salary until the Company commences the first round of annual company compensation reviews following a Qualified Public Offering (“QPO”), as defined in the Convertible Notes Indenture, at which time annual reviews of Annual Base Salary will resume. Any increases will be subject to the sole discretion of the Compensation Committee of the Board of Directors.”

3.

The Employment Agreement is hereby amended to add a new Section 2(c)(x) that provides as follows: “In connection with the planning for a potential QPO, the Company and the Compensation Committee will undertake a compensation review with an independent compensation consultant (that regularly advises national companies) concerning option grants, restricted stock grants, cash bonuses, benefits and other awards to be provided as incentives associated with the QPO, for the purpose of adopting an equity and bonus incentive plan for executives. The approval of such program will be subject to the sole discretion of the Compensation Committee of the Board of Directors.

4.	Except as otherwise provided in this Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Realogy Corporation

By:	/s/ Richard A. Smith
Name:	Richard A. Smith
Title:	President and Chief Executive Officer

/s/ Alexander E. Perriello
Alexander E. Perriello